UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2024

RxSight, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40690	94-3268801
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Columbia
Aliso Viejo, California		92656
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 521-7830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RXST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2024, RxSight, Inc. (the “Company”) entered into new leases, or amendments to existing leases, for three of its four facilities comprising the Company’s headquarters, manufacturing, research and development and administrative offices in Aliso Viejo, California, as described in further detail below.

125 Columbia

On April 18, 2024, the Company entered into a Standard Industrial/Commercial Single-Tenant Lease – Net (the “125 Columbia Lease”) with BML Management, LLC, for an approximately 26,825 square foot industrial and research and development facility in Aliso Viejo, California. The 125 Columbia Lease commences on June 1, 2024 and will end on January 31, 2031.

The Company has two options to extend the term of the 125 Columbia Lease, with each option to extend being for a term of 60 months, commencing when the prior term expires. The base rent is initially $41,579 per month, payable on the first day of each month commencing on June 1, 2024, subject to adjustment as set forth in the 125 Columbia Lease.

5 Columbia

On April 18, 2024, the Company entered into Lease Amendment #2 to that certain Lease Agreement dated January 10, 2018, as amended on April 5, 2022, with Clifford D. Downs, for the property located at 5 Columbia in Aliso Viejo, California (the “5 Columbia Amendment”). Pursuant to the 5 Columbia Amendment, the term of the lease was extended 70 months, beginning on April 1, 2025 and ending on January 31, 2031. The parties agreed to the base rent rate payable over the 70 month term as set forth in the 5 Columbia Amendment. The base rent is initially $30,701 per month and includes fixed rent escalations beginning on April 1, 2027. The Company has two options to extend the term of the lease, with each option to extend being for a term of 60 months, commencing when the prior term expires.

100 Columbia

On April 18, 2024, the Company entered into a Fifth Amendment to that certain Commercial Lease Agreement, dated August 31, 2015, as amended November 23, 2015, December 22, 2015, January 18, 2016, and November 12, 2016, with Accuride International Inc., for the property located at 100 Columbia in Aliso Viejo, California (the “100 Columbia Amendment”). Pursuant to the 100 Columbia Amendment, the term of the lease was extended 76 months, beginning on October 1, 2024 and ending on January 31, 2031. The parties agreed to the base rent rate payable over the 76 month term as set forth in the 100 Columbia Amendment. The base rent is initially $64,843 per month and includes fixed rent escalations beginning on October 1, 2025. The Company has two options to extend the term of the lease at the end of the current term, with each option to extend being for a 5 year term.

Under these lease agreements, the Company is required to pay approximately $10.8 million in future minimum lease payments of which $0.2 million will be paid in 2024, $1.4 million will be paid in 2025, $1.6 million will be paid in 2026, $1.8 million will be paid in both 2027 and 2028, and $4.0 million will be paid thereafter.

The Company entered into the new lease and amended two existing leases to extend the rental terms and options, ensure continued long-term access to the Company’s facilities, acquire additional square footage to expand manufacturing, and align the lease end dates for each of its four facilities.

The foregoing summary of each of the 125 Columbia Lease, the 5 Columbia Amendment, and the 100 Columbia Amendment is not complete and is qualified in its entirety by reference to each of the 125 Columbia Lease, the 5 Columbia Amendment, and the 100 Columbia Amendment, each of which will be filed as an exhibit in a subsequent periodic report of the Company to be filed under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RxSight, Inc.

Date:	April 22, 2024	By:	/s/ Shelley Thunen
Name: Shelley Thunen Title: Chief Financial Officer